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                                                                    EXHIBIT 4.02


                           FOURTH AMENDED AND RESTATED
                           INVESTORS' RIGHTS AGREEMENT

      This Fourth Amended and Restated Investors' Rights Agreement (this "Agreement") is made and entered into as of June 30, 1999 by and among BroadBase Information Systems, Inc., a California corporation (the "Company"), and the persons and entities listed on Exhibit A attached hereto (each hereinafter individually referred to as an "Investor" and collectively referred to as the "Investors"), Mark Kremer (the "Shareholder") and Lighthouse Capital Partners II, L.P. ("Lighthouse").

                                 R E C I T A L S

            A. Certain Investors, the Shareholder, the Company and Lighthouse have entered into a Third Amended and Restated Investors' Rights Agreement dated as of December 9, 1998, as amended and supplemented prior to the date hereof (the "Amended Rights Agreement") in connection with the purchase by such Investors of the Company's Series A Preferred Stock ("Series A Stock") pursuant to that certain Series A Preferred Stock Purchase Agreement dated December 26, 1995, as amended and supplemented, the Company's Series B Preferred Stock (the "Series B Stock") pursuant to that certain Series B Preferred Stock Purchase Agreement dated December 16, 1996, as amended and supplemented, the Company's Series C Preferred Stock (the "Series C Stock") pursuant to that certain Series C Preferred Stock Purchase Agreement dated February 17, 1998, as amended and supplemented, and senior unsecured convertible debentures (the "Debentures") which are convertible into shares of the Company's Series D Preferred Stock ("Series D Stock") on the terms and conditions set forth in that certain Series D Preferred Stock Convertible Debenture Purchase Agreement, dated December 9, 1998 (the "Debenture Agreement"), as supplemented and amended. The Amended Rights Agreement replaced earlier Investors' Rights Agreements among various investors and the Company.

            B. Lighthouse has been issued by the Company warrants dated December 16, 1996 and September 11, 1997 (the "Lighthouse Warrants") to purchase Series A Stock and Series B Stock, respectively, and under which Lighthouse is to have certain information and registration rights.

            C. Certain of the Investors have agreed to purchase from the Company, and the Company has agreed to sell to such Investors, shares of the Company's Series E Preferred Stock ("Series E Stock") on the terms and conditions set forth in that certain Series E Preferred Stock Purchase Agreement, dated of even date herewith by and among the Company and such Investors (the "Series E Agreement").

            D. The Series E Agreement provides that the Investors under that Agreement shall be granted certain information and registration rights and rights of first refusal by amending and restating the Amended Rights Agreement all as more fully set forth herein.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises

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hereinafter set forth, the Amended Rights Agreement is hereby amended and restated as follows:

      1. INFORMATION RIGHTS.

            1.1 Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds at least 245,000 shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock and/or Series E Stock ("Preferred Stock") and/or the equivalent number (on an as-converted basis) of shares of Common Stock of the Company issued upon the conversion of such shares of Preferred Stock ("Conversion Stock") the Company will, unless waived by the Board of Directors of the Company:

                  (a) Annual Reports. Furnish to such Investor, as soon as practicable and in any event within 120 days after the end of each fiscal year of the Company, a consolidated Balance Sheet and Statement of Shareholders' Equity as of the end of such fiscal year, a consolidated Statement of Income and a consolidated Statement of Cash Flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company's previous fiscal year (if any), all prepared in accordance with generally accepted accounting principles and practices and audited by nationally recognized independent certified public accountants;

                  (b) Quarterly Reports. Furnish to such Investor as soon as practicable, and in any case within forty-five (45) days of the end of each fiscal quarter of the Company (except the last quarter of the Company's fiscal year), quarterly unaudited financial statements, including an unaudited Balance Sheet and Statement of Shareholders' Equity, an unaudited Statement of Income and an unaudited Statement of Cash Flows, together with a comparison to the Company's operating plan and budget and statements of the Chief Financial Officer of the Company explaining any significant differences in the statements from the Company's operating plan and budget for the period and stating that such statements fairly present the consolidated financial position and consolidated financial results of the Company for the fiscal quarter covered;

                  (c) Monthly Reports. Furnish to such Investor as soon as practicable, and in any case within forty-five (45) days of the end of each calendar month (except the last month of the Company's fiscal year), monthly unaudited financial statements, including an unaudited Balance Sheet and Statement of Shareholders' Equity, an unaudited Statement of Income and an unaudited Statement of Cash Flows, together with a comparison to the Company's operating plan and budget and statements of the Chief Financial Officer of the Company explaining any significant differences in the statements from the Company's operating plan and budget for the month covered and stating that such statements fairly present the consolidated financial position and consolidated financial results of the Company for the month covered;

                  (d) Annual Budget. Furnish to such Investor as soon as practicable and in any event no later than thirty (30) days after the close of each fiscal year of the Company, an annual operating plan and budget, prepared on a monthly basis, for the next immediate fiscal year. The Company shall also furnish to such Investor, within a reasonable time of its


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preparation, amendments to the annual budget, if any;

                  (e) Other Information. Furnish to such Investor such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time reasonably request; and

                  (f) Confidentiality. Each Investor agrees to hold all information received pursuant to this Section in confidence, and not to use or disclose any of such information to any third party, except to the extent such information may be made publicly available by the Company.

            1.2 Inspection Rights. The Company shall permit each Investor holding at least 245,000 shares of Preferred Stock and/or the equivalent number (on an as-converted basis) of shares of Conversion Stock, or any combination thereof, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor. Each Investor agrees to hold all information received from such inspections in confidence, and not to use or disclose any of such information to any third party, except to the extent such information may be made publicly available by the Company.

            1.3 Termination of Certain Rights. The Company's obligations under Sections 1.1 and 1.2 above will terminate (i) immediately before the closing of the first underwritten sale of Common Stock of the Company to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock to the public, or (ii) upon (a) the acquisition of all or substantially all the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the corporation or other entity surviving such transaction (or the parent corporation of such surviving corporation if the surviving corporation is wholly-owned by the parent).

            1.4 Rights of Lighthouse and the Debenture Investors. For purposes of this Section 1 only, (i) Lighthouse shall be treated as an "Investor" and shall be considered to hold the number of shares of Series A Stock and Series B Stock issuable upon exercise of the Lighthouse Warrants, in determining its rights to the information described in such section and (ii) Investors who have purchased Debentures (or to whom Debentures have been duly assigned under this Agreement) (the "Debenture Investors") shall be considered to hold the number of shares of Series D Stock issuable upon conversion of the Debentures, in determining their rights to the information described in this Section.

      2. REGISTRATION RIGHTS.

            2.1 Definitions. For purposes of this Section 2:

                  (a) Registration. The terms "register," "registered," and "registration"


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refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

                  (b) Registrable Securities. The term "Registrable Securities" means: (1) all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Preferred Stock that are now owned or may hereafter be acquired by any Investor or any Investor's permitted successors and assigns; (2) the 1,282,500 shares of Common Stock now held by the Shareholder (the "Shareholder's Shares"); (3) all the shares of Common Stock of the Company issued or issuable upon conversion of the shares of Series A Stock or Series B Stock now or hereafter held by Lighthouse (including the Series A Stock or Series B Stock issuable upon exercise of the Lighthouse Warrants (together, the "Lighthouse Shares")); and (4) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1), (2) or (3) of this subsection (b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act; provided, however, that notwithstanding anything herein to the contrary, the Shareholder's Shares and any shares of Common Stock described in clause (4) of this Section 2.1(b) that are issued in respect of any Shareholder's Shares (which with the Shareholder's Shares are collectively hereinafter referred to as the "Excluded Shares"), shall not be Registrable Securities for purposes of Section 2.2, 2.4 or 3 of this Agreement, and provided further that the Lighthouse Shares and any shares of Common Stock described in clause (4) of this Section 2.1(b) that are issued in respect of any Lighthouse Shares shall not be Registrable Securities for purposes of Section 3 of this Agreement.

                  (c) Registrable Securities Then Outstanding. The number of shares of "Registrable Securities then outstanding" shall mean the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

                  (d) Holder. For purposes of this Section 2 and Sections 3 and 4 hereof, the term "Holder" means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; provided further, that a Holder of Excluded Shares (as defined in Section 2.1(b)) shall not be a Holder with respect to such Excluded Shares for purposes of Sections 2.2, 2.4 or 3 of this Agreement; provided further, that a Holder of Lighthouse Shares shall not be a Holder with respect to such Lighthouse Shares for purposes of Section 3 of this Agreement; and provided further, that the Company shall in no event be obligated to register shares of Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder until immediately before the closing of


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the offering to which the registration relates.

                  (e) Form S-3. The term "Form S-3" means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  (f) SEC. The term "SEC" or "Commission" means the U.S. Securities and Exchange Commission.

            2.2 Demand Registration.

                  (a) Request by Holders. If the Company shall receive at any time after the earlier of (i) the date that is eighteen (18) months after the date of this Agreement, or (ii) six (6) months after the effective date of the Company's initial public offering of its securities pursuant to a registration statement filed under the Securities Act, a written request from the Holders of at least 30% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request ("Request Notice") to all Holders, and use its best efforts to effect as soon as practicable, and in any event within ninety
(90) days of the receipt of such Request Notice, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.2; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than $7,500,000.

                  (b) Underwriting. If the Holders initiating the registration request under this Section 2.2 ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company, which agreement shall be reasonably acceptable to a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as


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required by the underwriter(s) and allocated among the Holders of Registrable
Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

                  (c) Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2.

                  (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

                  (e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters' discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 2.2.

            2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of


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securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within fifteen (15) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  (a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders (other than the Shareholder) requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder and third, to the Shareholder; provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the shares included in the registration, except for a registration relating to the Company's initial public offering from which all Registrable Securities may be excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.


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                  (b) Expenses. All expenses incurred in connection with a
registration pursuant to this Section 2.3 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company.

            2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least twenty percent (20%) of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

                  (a) Notice. Promptly give written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders; and

                  (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                        (1) if Form S-3 is not available for such offering by the Holders;

                        (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000;

                        (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 2.4;

                        (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected a registration on Form S-3 for the Holders pursuant to this Section 2.4; or

                        (5) in any particular jurisdiction in which the Company would


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be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with the first three registrations requested pursuant to this Section 2.4 (excluding underwriters' or brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company. All expenses incurred in connection with any subsequent registration requested pursuant to this Section
2.4 shall be borne by the Holders who participate in such registration on a pro rata basis according to the number of Registrable Securities owned by the Holders that are included in such registration at the time it goes effective.

                  (d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

            2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days, provided however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.


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                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                  (h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                  (i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all Registrable Securities, in each case not later than the effective date of such registration.

            2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or
2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

            2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

            2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:


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
                  (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the l934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

                        (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                        (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                        (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                  (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                  (c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

                  (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                  (e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this
Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                  (f) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

                  (g) Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            2.9 "Market Stand-Off" Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:

                  (a) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement;

                  (b) all executive officers and directors of the Company then holding Common Stock of the Company enter into similar agreements; and

                  (c) the foregoing shall not apply to any shares of stock of the Company purchased by a Holder (i) in the Company's initial public offering of its securities pursuant to a registration statement filed under the Securities Act or (ii) in the public securities market following such initial public offering.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

            2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

                  (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

                  (c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act).

            2.11 Termination of the Company's Obligations. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to: (i) any request or requests for registration made by any Holder on a date more than five (5) years after the closing date of the Company's initial public offering; or (ii) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

            2.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section
2.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.2(a), or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.2.

      3. RIGHT OF FIRST REFUSAL.

            3.1 General. Each Holder (as defined in Section 2.1(d)) and any party to whom such Holder's rights under this Section 3 have been duly assigned in accordance with Section 4.1(b) (each such Holder or assignee being hereinafter referred to as a "Rights Holder") has the right of first refusal to purchase such Rights Holder's Pro Rata Share (as defined below), of all (or any part) of any "New Securities" (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement. A Rights Holder's "Pro Rata Share" for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(d)), to (b) a number of shares of Common Stock of the Company equal to the sum of (i) the total number of shares of Common Stock of the Company then outstanding plus (ii) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible plus (iii) the total number of shares of capital stock of the Company (on an as-converted to Common Stock basis) issuable upon exercise of all outstanding warrants to purchase shares of the Company's stock or upon conversion of the Debentures plus
(iv) the number of shares of Common Stock of the Company reserved for issuance under stock purchase and stock option plans of the Company.

            3.2 New Securities. "New Securities" shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term "New Securities" does not include:

                  (i) any shares of the Company's Common Stock (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to incentive agreements or plans approved by the Board of Directors of the Company;

                  (ii) the Debentures and any shares of Series D Preferred Stock issued upon conversion of the Debentures;

                  (iii) any shares of Series E Stock issued pursuant to the Series E Agreement, as such agreement may be amended;

                  (iv) any securities issuable upon conversion of or with respect to any then outstanding shares of Preferred Stock of the Company or Common Stock or other securities issuable upon conversion thereof;

                  (v) shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split or stock dividend;

                  (vi) securities offered by the Company to the public pursuant to a registration statement filed under the Securities Act;

                  (vii) any shares of the Company's stock (and/or options or warrants therefor) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing, provided such issuances are for other than primarily equity financing purposes and provided that at the time of any such issuance, the aggregate of such issuance and similar issuances in the preceding twelve month period do not exceed 3% of the then outstanding Common Stock of the Company (assuming full conversion and exercise of all convertible and exercisable securities); or

                  (viii) securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity.

            3.3 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder written notice of its intention to issue New Securities (the "Notice"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have fifteen (15) days from the date of mailing of any such Notice to agree in writing to purchase such Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder's Pro Rata Share). If any Rights Holder fails to so agree in writing within such fifteen (15) day period to purchase such Rights Holder's full Pro Rata Share of an offering of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase.

            3.4 Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such fifteen (15) day period, then the Company shall have 120 days thereafter to sell the New Securities with respect to which the Rights Holders' rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

            3.5 Termination. This right of first refusal shall terminate (i) immediately before the closing of the first underwritten sale of Common Stock of the Company to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, covering the offer and sale of Common Stock to the public, or (ii) upon (a) the acquisition of all or substantially all the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the corporation or other entity surviving such transaction (or the parent corporation of such surviving corporation if the surviving corporation is wholly-owned by the parent).

            3.6 Separate Series E Right of First Refusal. Nothing in this Agreement shall be deemed to limit or supersede the right of first refusal of the purchasers of Series E Stock set forth in that certain Series E Rights Agreement dated of even date herewith by and among the Company and the purchasers of such Series E Stock (the "Series E Rights Agreement"). In the event of any conflict between the terms of the Series E Rights Agreement and this Agreement, the terms of the Series E Rights Agreement shall control.

      4. ASSIGNMENT AND AMENDMENT.

            4.1 Assignment. Notwithstanding anything herein to the contrary:

                  (a) Information Rights. The rights of an Investor under
Section 1.1 or 1.2 hereof may be assigned in connection with any transfer of shares of Preferred Stock or shares of Conversion Stock in accordance with the applicable provisions of Section 4.7 of the Series E Agreement (i) by an Investor that is a partnership, corporation or limited liability company to (A) a partner of such partnership, a shareholder of such corporation or a member of such limited liability company, (B) a retired partner of such partnership who retires after the date hereof, (C) the estate of any such partner, shareholder or member, (ii) by any Investor by way of transfer by gift, will or intestate succession by such Investor to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing, or (iii) by any Investor to a transferee who acquires thereby a number of shares of Preferred Stock or shares of Conversion Stock equal to at least the lesser of (1) that number of shares described in Sections 1.1 and 1.2 hereof and (2) that number of shares that results from dividing One Million Dollars ($1,000,000) by the then current Conversion Price for the series of Preferred Stock being transferred (or, with respect to Conversion Shares, the then current Conversion Price for the series of Preferred Stock from which such Conversion Shares were converted).

                  Notwithstanding the foregoing (i) no such transferee shall have rights under Section 1.1 or 1.2 hereof as a result of such transfer except to the extent that from time to time after such transfer the transferee holds, or is deemed to hold for aggregation purposes as set forth in Section 5.11, the minimum number of shares described in Sections 1.1. and 1.2, (ii) no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned and (iii) any such assignee agrees in a writing delivered to the Company to receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4.

                  (b) Registration Rights; Refusal Rights. The registration rights of a Holder under Section 2 hereof and the rights of first refusal of a Rights Holder under Section 3 hereof may be assigned in connection with any transfer of shares of Preferred Stock or shares of Conversion Stock in accordance with the applicable provisions of Section 4.7 of the Series E Agreement (i) by an Investor that is a partnership, corporation or limited liability company to (A) a partner of such partnership, a shareholder of such corporation or a member of such limited liability company, (B) a retired partner of such partnership who retires after the date hereof, (C) the estate of any such partner, shareholder or member, (ii) by any Investor by way of transfer by gift, will or intestate succession by such Investor to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing, (iii) by an Investor to a transferee who acquires thereby a number of shares of Preferred Stock or shares of Conversion Stock equal to at least the lesser of (1) 100,000 shares of Preferred Stock (and/or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion thereof and/or Debentures convertible into an equivalent number of (on an as-converted basis) of Registrable Securities issued upon conversion of the Preferred Stock issuable upon conversion thereof and (2) that number of shares that results from dividing One Million Dollars ($1,000,000) by the then current "Conversion Price" (as defined the the Company's Articles of Incorporation) for the series of Preferred Stock being transferred (or, with respect to Conversion Shares, the then current Conversion Price for the series of Preferred Stock from which such Conversion Shares were converted), or (iv) by an Investor that is a partnership, corporation or limited liability company to an affiliate thereof.

                  Notwithstanding the foregoing (i) no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned and (ii) any such assignee agrees in a writing delivered to the Company to receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4.

            4.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares of Preferred Stock and/or Conversion Stock representing and/or convertible into a majority of all the Investors' Shares (as defined below). Notwithstanding the foregoing (i) no amendment or waiver effected pursuant to the foregoing provisions of this Section 4.2 shall be binding upon any Investor who does not give written consent thereto (a "Nonconsenting Investor") if such amendment or waiver, by its express terms, materially and adversely changes or waives the rights of such Nonconsenting Investor set forth in this Agreement in a substantially different manner than the rights of the Investors consenting thereto and (ii) no amendment of Section 3.6, or amendment of Section 2.9 to expand the scope of the market stand-off" provided for therein, shall be binding upon any Investor with respect to shares of Series E Stock (or Conversion Stock issued upon conversion of such Series E Stock) without the consent of the holders of a majority of the then outstanding shares of such Series E Stock (and Conversions Stock issued upon conversion of such Series E Stock). As used herein, the term "Investors' Shares" shall mean the shares of Common Stock then issuable upon conversion of all then outstanding shares of Preferred Stock held by Investors (and/or any of their permitted successors or assigns), plus all shares of Common Stock then issuable upon conversion of the Preferred Stock that is then issuable upon conversion of all then outstanding Debentures held by the Investors (and/or any of their permitted successors or assigns) plus all then outstanding shares of Conversion Stock held by Investors (and/or any of their permitted successors or assigns) that were issued upon the conversion of any shares of Preferred Stock. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor and each Holder (including Lighthouse), and each permitted successor or assignee of such Investor or Holder and the Company.

      5. GENERAL PROVISIONS.

            5.1 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon the earlier of (i) actual receipt, (ii) the day that is one business day after transmission by facsimile (subject to receipt by the transmitting party of automatic confirmation of successful transmission of such facsimile to the number dialed, (iii) the date that is one business day after delivery to a nationally recognized express overnight courier service for United States deliveries, or (iv) the date that is three business days after delivery to an internationally recognized express courier for deliveries outside the United States, fees prepaid, as follows:

                  (a) if to an Investor, at such Investor's respective address as set forth on Exhibit A hereto; with copies, in the case where the Investor is a holder of shares of Series E Stock or Conversion Stock issued upon conversion of Series E Stock) to:

                        Rick Cohen, Esq.
                        Buchalter, Nemer, Fields & Younger
                        601 South Figueroa Street, Ste. 2400
                        Los Angeles, CA 90017
                        Tel. (213) 896-0700
                        Fax. (213) 896-0400

                        and to

                        Jon Gavenman, Esq.
                        Venture Law Group
                        2800 Sand Hill Road
                        Menlo Park, CA 94025
                        Tel. (650) 233-8539
                        Fax. (650) 233-8386

                  (b) if to the Company, at 172 Constitution Drive, Menlo Park, California 94025.

                  (c) if to the Shareholder, at 172 Constitution Drive, Menlo Park, California 94025.

                  (d) if to Lighthouse at 100 Drakes Landing Road, Suite 260, Greenbrae, California 94904-3121, Attn: Contract Administration, Phone (415) 925-3370,

Fax (415) 925-3387.

Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder.

            5.2 Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes the Amended Rights Agreement any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. This Agreement will amend and restate the Amended Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Amended Rights Agreement. Nothing in this Agreement will be deemed to supersede the Series E Rights Agreement.

            5.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.

            5.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

            5.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

            5.6 Successors And Assigns. Subject to the provisions of Section 4.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

            5.7 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

            5.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            5.9 Costs And Attorneys' Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

            5.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or Series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or Series of stock by such subdivision, combination or stock dividend.

            5.11 Aggregation of Stock. All shares held or acquired by affiliated entities or persons, or entities or persons under common management, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

            5.12 Amended Rights Agreement Superseded. Pursuant to Section 4.2 of the Amended Rights Agreement, the undersigned parties who are parties to such Amended Rights Agreement hereby amend and restate the Amended Rights Agreement to read in its entirety as set forth in this Agreement, all with the intent and effect that the Amended Rights Agreement shall be hereby terminated and entirely replaced and superseded by this Agreement. By such amendment, all rights of first refusal under Section 3 of the Amended Rights Agreement in respect of the issuance of any shares of Series E Stock are hereby expressly waived.

            5.13 Confidentiality. The following section shall only apply with respect to the Investors under the Series C Agreement: The terms of this Agreement, the Series C Agreement and the Investors' investment in the Company shall be considered confidential information and shall not be disclosed by the Company or any Investor except in accordance with the provisions of this Section
5.13. From and after the Closing under the Series C Agreement, except as provided below, the Company and each Investor may disclose the existence of this Agreement, the Series C Agreement and the general terms thereof, solely to the Company's or such Investor's investors, investment bankers, lenders, accountants, legal counsel and bona fide prospective investors, employees and lenders, in each case only where such persons or entities are under appropriate nondisclosure obligations. In addition, except as provided below, the Company or any Investor may disclose solely the fact that the Investors are investors in the Company to any third parties through any means, including but not limited to, direct oral communications, written materials and electronic media, such as through the Company's Web site, without obtaining the consent of any other party, and without such third parties being bound by nondisclosure obligations. Within sixty (60) days of the Closing under the Series C Agreement, the Company may issue a press release disclosing that the Investors have invested in the Company; provided that the release does not disclose the amount or other specific terms of the investment and is approved in advance in writing by the Investors. Intel Corporation ("Intel"), at its sole discretion, may provide an executive quote or other material regarding its investment in the Company. Notwithstanding any other provision of this paragraph, no other announcement regarding any Investor's investment in the Company in a press release, in any advertisement or announcement in a professional or trade publication or in any mass marketing materials to the general public (excluding the Company's Web site as referenced above) may be made without the prior written consent of such Investor, which consent may be withheld at the sole discretion of such Investor. Notwithstanding the foregoing, Intel may disclose its investment in the Company and the terms thereof to third parties or to the public at its discretion, and the Company and the Investors shall have the right to disclose to third parties any such information disclosed by Intel in a press release or other public announcement. In the event that the Company or any


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other party becomes legally compelled (by statute or regulation or by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process, including without limitation, in connection with any public or private offering of the Company's capital stock) to disclose any confidential information, including the terms of the Series C Agreement, such party (the "Disclosing Party") shall provide the other party (the "Non-Disclosing Party") with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the Confidential Information which is legally required and shall exercise reasonable efforts to attempt to obtain reliable assurance that confidential treatment will be accorded the Confidential Information to the extent reasonably requested by the Non-Disclosing Party. The provisions of this
Section 5.13 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transaction contemplated by the Series C Agreement.

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                                    EXHIBIT A

                                LIST OF INVESTORS